Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DENDREON CORPORATION,

a Delaware corporation

Dendreon Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name of the corporation is Dendreon Corporation. The date of filing its original Certificate of Incorporation with the Secretary of State was August 14, 1992.

2. The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) of the Corporation as follows below, declaring said amendment to be advisable and directed that the amendment proposed be considered and voted upon at the next annual meeting of the stockholders.

3. The following amendment was duly adopted and approved in accordance with the provisions of Sections 222 and 242 of the DGCL by the required vote of the stockholders of the Corporation at the annual meeting of the Coporation’s stockholders:

Section IV.A. of the Certificate is hereby amended and restated in its entirety as follows:

“A.: This corporation is authorized to issue two classes of stock to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is one hundred sixty million (160,000,000) shares. One hundred fifty million (150,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by its duly authorized and elected Senior Vice President and General Counsel this 9th day of June, 2005.

DENDREON CORPORATION

By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Senior Vice President and General Counsel